Exhibit 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the Effective Date between Cincinnati Bell Inc. (“Employer”) and Joshua T. Duckworth (“Employee”). For purposes of this Agreement, the “Effective Date” means December 1, 2021.

WHEREAS, the Employee is employed as the Chief Financial Officer;

WHEREAS, the Employee is a party to an employment agreement with Employer, dated September 7, 2021 (the “2021Employment Agreement”);

WHEREAS, the Employer entered into an Agreement and Plan of Merger, dated March 13, 2020, by and between the Employer, Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and Parent’s direct wholly-owned subsidiary RF Merger Sub Inc., an Ohio corporation (the “Merger Agreement”);

WHEREAS, the parties to the Merger Agreement and the Employee desire to amend and restate the 2021 Employment Agreement in accordance with the terms set forth herein.

NOW THEREFORE, Employer and Employee agree as follows:

1. Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date. Any prior agreements or understandings with respect to Employee’s employment by Employer, including the 2021 Employment Agreement, are canceled as of the Effective Date. Notwithstanding the foregoing, if the transactions contemplated by the Merger Agreement are not consummated or if Employee is not employed by Employer as of the Effective Date for any reason, this Agreement will be null and void and the 2021 Employment Agreement shall remain in full force and effect.

2. Term of Agreement. The term of this Agreement initially shall be the one-year period commencing on the Effective Date. On the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in Section 13.

3. Duties.

A. Employee will serve as the Chief Financial Officer for Cincinnati Bell Inc. or in such other equivalent capacity as may be designated by Employer’s Chief Executive Officer. Employee will report to the Employer’s Chief Executive Officer.

B. Employee shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating Employer and its Affiliates as Employer may reasonably request. For purposes of this Agreement, “Affiliate” means each corporation or organization that is deemed to be a single employer with Employer under Section 414(b) or (c)

Exhibit 10.32

of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., as part of a controlled group of corporations that includes Employer or under common control with Employer).

C. Employee shall also perform such other duties, consistent with the provisions of Section 3.A., as are reasonably assigned to Employee by the Employer’s Chief Executive Officer.

D. Employee shall devote Employee’s entire time, attention and energies to the business of Employer and its Affiliates. The words “entire time, attention and energies” are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of Employer and its Affiliates and shall devote at least 40 hours per week to the business of Employer and its Affiliates. Employee shall travel to such places as are necessary in the performance of Employee’s duties.

4. Compensation.

A. Employee shall receive a base salary (the “Base Salary”) of at least $380,000 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

B. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable in the calendar year following the calendar year for which the Bonus is earned in accordance with Employer’s regular bonus payment policies. Each year, Employee shall be given a Bonus target of not less than 100% of Base Salary, subject to proration for a partial year. The Bonus target shall be established from time to time by Employer’s Compensation Committee if Employee is a named executive officer for purposes of Employer’s annual proxy statement or is otherwise an executive officer whose compensation is determined by the Compensation Committee, or, if Employee is not so subject, then in accordance with the provisions of Employer’s then existing annual incentive plan or any similar plan made available to employees of Employer (“annual incentive plan”) in which Employee participates. Any Bonus award to Employee shall further be subject to the terms and conditions of any such applicable annual incentive plan.

C. On at least an annual basis, Employee shall receive a formal performance review and be considered for Base Salary and/or Bonus target increases.

5. Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to Employer shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6. Benefits.

A. While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs, which are made available

Exhibit 10.32

to similarly situated officers of Employer, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

B. Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under any disability plans made available to Employee by Employer (“Disability Plans”).

7. Confidentiality. Employer and its Affiliates are engaged in the telecommunications industry within the U.S. Employee acknowledges that in the course of employment with the Employer (including prior to the Effective Date), Employee has been and will be entrusted with or obtain access to information proprietary to Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the “Information”); the organization and management of Employer and its Affiliates; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by Employer or its Affiliates; technical data, plans and specifications, and present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or customers or suppliers of Employer and its Affiliates. At all times during the term of this Agreement and thereafter, Employee agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Employee’s duties for Employer, without the express written consent of Employer; provided that Employee’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Employee.

8. New Developments. All ideas, inventions, discoveries, concepts, trade secrets, trademarks, service marks or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment (including prior to the Effective Date), whether or not during working hours or on Employer’s premises, which are within the scope of or related to the business operations of Employer or its Affiliates (“New Developments”), shall be and remain the exclusive property of Employer. Employee agrees that any New Developments which, within one year after the termination of employment with Employer, are made, disclosed, reduced to a tangible or written form or description or are reduced to practice by Employee and which are based upon, utilize or incorporate Information shall, as between Employee and Employer, be presumed to have been made during Employee’s employment by Employer. Employee further agrees that Employee will not, during the term of Employee’s employment with Employer, improperly use or disclose any

Exhibit 10.32

proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto Employer premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

At all times during the term of this Agreement and thereafter, Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer all of Employee’s rights, title and interest in and to such New Developments and the execution of all documents required to enable Employer to file and obtain patents, trademarks, service marks and copyrights in the United States and foreign countries on any of such New Developments.

9. Surrender of Material Upon Termination. Employee hereby agrees that upon termination of Employee’s employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee’s control that are the property of Employer or any of its Affiliates, including without any limitation all personal notes, drawings, manuals, documents, photographs or the like, including copies and derivatives thereof, and e-mails and other electronic and digital information of all types regardless of where or the type of device on which such materials may be stored by Employee, relating directly or indirectly to any Information, materials or New Developments, or relating directly or indirectly to the business of Employer or any of its Affiliates.

10. Remedies.

A. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of Employee’s employment (including prior to the Effective Date) and Employee’s commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11 and 12 of this Agreement and to secure the enforcement of this Agreement.

B. Except as provided in Section 10.A., the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Employee’s statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein “claim”), and each party waives all right to sue the other party.

(i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason, then Ohio Revised Code Chapter 271l regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

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(ii) (a) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

(b) The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement. In the event that any provisions of this Section 10.B. are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 10.B. shall be modified as necessary to comply with AAA requirements.

(c) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee for which Employer has agreed to split on an equal basis.

(d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

(f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(g) If the arbitrator finds that a party has sustained its burden of proof in establishing a violation of applicable law, the arbitrator shall have the same power and authority as would a judge to grant any relief, including costs and attorney’s fees, that a court could grant, consistent with applicable principles of common, decisional, and statutory law in the relevant jurisdiction. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position or as principles of equity may require.

(h) Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (ii) if the claim is for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee’s expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer will be allowed (at its expense) to

Exhibit 10.32

depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(i) Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

(j) Arbitration must be requested in writing no later than 6 months from the date that the party knew or should have known of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein will be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(k) Employer and Employee consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction.

(1) Except as provided in Section 10.A., neither party will commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement. Nothing in this Agreement shall be construed to prevent Employee from filing or participating in a charge of discrimination filed with the EEOC or similar state or local administrative agencies. However, upon receipt of a right to sue letter or similar administrative determination, Employee’s claim becomes subject to arbitration as set forth in this this Agreement.

(m) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by Employer pursuant to applicable law, rule or regulation to which Employer is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which Employer’s securities are listed.

11. Covenant Not to Compete, No Interference; No Solicitation. For purposes of this Section 11 only, the term “Employer” shall mean, collectively, Employer and each of its Affiliates. At all times during the term of this Agreement and during the two-year period following the termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable), Employee will not engage in any business offering services related to the current business of Employer, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such position would involve Employee in any business activity in competition with Employer. This restriction will be limited to the geographical area where Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of Employer.

Exhibit 10.32

During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable), Employee will not interfere with or adversely affect, either directly or indirectly, Employer’s relationships with any person, firm, association, corporation or other entity which is known by Employee to be, or is included on any listing to which Employee had access during the course of employment, as a customer, client, supplier, consultant or employee of Employer and that Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or to the benefit of any other person, firm, association, corporation or other entity.

During the two-year period following the termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable), Employee shall not, without the prior written consent of Employer, accept employment, as an employee, consultant or otherwise, with any company or entity which is a supplier of Employer at any time during the one-year period prior to the termination of Employee’s employment with Employer.

Employee will not, during or at any time within two years after the termination of Employee’s employment with Employer, induce or seek to induce any other employee of Employer to terminate his or her employment relationship with Employer.

Employee acknowledges and agrees that the covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration and, with respect to the covenants, restrictions, agreements and obligations set forth in this Section 11, are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 11 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Employee agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with Employer in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

12. Goodwill. Subject to the provisions of Section 10.B.(ii)(l) above, during the term of this Agreement and thereafter, Employee will not disparage Employer or any of its Affiliates in any way which could adversely affect the goodwill, reputation and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees, and Employer will not disparage Employee. Employee understands and agrees that Employer shall be entitled to make any such public disclosures as are required by applicable law, rule or regulation regarding Employee, including termination of Employee’s employment with Employer, and that any public disclosures so made by Employer and other

Exhibit 10.32

statements materially consistent with such public disclosures shall not be restricted in any manner by this Section 12.

13. Termination.

A. (i) To the extent permitted by law, Employer or Employee may terminate this Agreement (and Employee’s employment hereunder) upon Employee’s failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a “Terminating Disability”).

(ii) If Employer or Employee elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

(iii) Upon termination of this Agreement on account of Terminating Disability, Employer shall pay Employee only Employee’s any accrued but unpaid Base Salary to the date of termination, any accrued but unused vacation to the date of termination, any accrued and earned Bonus for the year prior to the year of the termination and any earned and vested benefits under any Employer benefit plan to the date of termination (the “Accrued Compensation”) (subject to offset for any amounts received pursuant to the Disability Plans). In the event of a Terminating Disability, Employer also shall provide Employee with disability benefits and all other benefits according to the provisions of the applicable Disability Plans and any other Employer plans in which Employee is then participating.

(iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

B. This Agreement (and Employee’s employment hereunder) terminates immediately and automatically on the death of Employee, provided, however, that Employee’s estate shall be paid only Employee’s Accrued Compensation as of the date of death.

C. Employer may terminate this Agreement immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate this Agreement only if Employer’s Board of Directors reasonably determines in good faith that any one or more of the following has occurred: (a) conviction of any crime (whether or not a felony) involving dishonesty, fraud, embezzlement, or similar crime of moral turpitude; (b) conviction of a felony (other than a traffic violation); (c) acts constituting fraud or willful misconduct as an employee of the Employer or its Affiliates, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Employer or its Affiliates; (d) the willful and continued material failure or refusal of Employee to perform any of his or her duties to the Employer of its Affiliates (other than any such failure resulting

Exhibit 10.32

from Employee’s incapacity due to physical or mental illness) which is reasonably likely to result in material harm to the Employer of its Affiliates; (e) Employee’s material violation or breach of the this Agreement, any restrictive covenants under this Agreement or any other restrictive covenant provision the Employee is bound by in any agreement between Employee and the Employer or its Affiliates (f) Employee’s material violation or breach of the documented code of ethics, code of conduct or similar document of the Employer or its Affiliates which has been timely provided to, and acknowledged by, Employee; or (g) willfully or grossly negligently engaging in conduct materially injurious to the Employer or its Affiliates. Upon termination for Cause, Employee shall be entitled to receive only Employee’s Accrued Compensation to the date of termination.

D. Employer may terminate this Agreement (and Employee’s employment hereunder) immediately, upon written notice to Employee for any reason other than those set forth in Sections 13.A., B. and C. Notwithstanding the foregoing, Employer may not terminate this Agreement (and Employee’s employment hereunder) under this Section 13.D within one year after the Effective Date (the “Protected Period”), provided that the Employer may place the Employee on garden leave during the Protected Period, reducing or eliminating his or her responsibilities during such Protected Period, and will be entitled to terminate the Employee pursuant to this Section 13.D upon expiration of the Protected Period. In addition, Employee may terminate this Agreement (and Employee’s employment hereunder) immediately, upon written notice to Employer, as a result of a Constructive Termination. In the event of a termination of this Agreement (and Employee’s employment hereunder) by Employer, or by Employee as a result of a Constructive Termination, under this Section 13.D., in addition to the Accrued Compensation:

(i) Employer shall pay Employee in a lump sum cash payment an amount equal to two times the Employee’s annual Base Salary rate in effect at the time of the termination of this Agreement within sixty (60) days following Employee’s termination of employment with Employer; and

(ii) subject to Employee timely and properly electing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Employer shall provide Employee access to continued medical, dental, and vision coverage for a period of up to eighteen (18) months beginning the first day of the calendar month following Executive’s termination of employment and ending on the first to occur of the last day of the eighteenth (18th) month, the date Executive ceases to be eligible for COBRA or the date Executive, his spouse and eligible dependents become eligible to be covered under another employer’s medical, dental and vision plans, whichever is sooner(with the cost of such coverage to Employee equal to the active employee rate for the coverage plus applicable tax withholdings on the difference between the full COBRA premium for the coverage and the active employee rate), provided that, if the Employer determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Employer to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section

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2716 of the Public Health Service Act), the Employer instead will pay Employee a taxable lump sum payment in an amount equal to the monthly COBRA premium (or an equivalent monthly payment in the event the Employee is no longer eligible for COBRA) that Employee would be required to pay to continue the group health coverage in effect on the date of Employee’s termination of employment for eighteen (18) months for Employee and Employee’s eligible dependents pursuant to the Employer’s health insurance plans in which Employee or Employee’s eligible dependents participated as of the day of Executive’s termination (which amount shall be based on the premium for the first month of COBRA coverage).

E. Employee may resign upon 60 days’ prior written notice to Employer. In the event of a resignation under this Section 13.E. this Agreement (and Employee’s employment hereunder) shall terminate and Employee shall be entitled to receive only any Accrued Compensation. Should Employee resign, Employer may adjust Employee’s authority, reporting relationship, or responsibilities at any time during the 60-day notice period and any such adjustment shall not constitute a Constructive Termination under this Agreement.

F. Upon termination of this Agreement (and Employee’s employment hereunder) as a result of an event of termination described in this Section 13 and except for Employer’s payment of the required payments under this Section 13 (including any Accrued Compensation), all further compensation under this Agreement shall terminate. Employee further agrees that in order to be entitled to receive any payments under this Section 13 (other than any Accrued Compensation), upon the request of Employer, Employee will execute and not revoke a release of claims against Employer in the Employer standard form, which release shall contain customary and appropriate terms and conditions as determined in good faith by Employer. Such release must be executed and non-revocable within 60 days of Employee’s termination of employment provided, however, if such 60-day period commences in one calendar year and ends in the following calendar year, payment of a any amounts under this Section 13 (other than any Accrued Compensation) shall not commence until the first payroll date in the second calendar year. Employee’s rights with respect to any award granted under the “2021 LTIP” (as defined below) or the “CBTS Sale Bonus Agreement” (as defined below) shall be determined pursuant to the terms of the applicable plan.

G. The termination of this Agreement (and Employee’s employment hereunder) shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11,12 and 13 hereof, the terms of which shall survive the termination of this Agreement for any reason whatsoever.

H. For purposes of this Section 13, “Constructive Termination” shall be deemed to have occurred if, without Employee’s consent, there is a material reduction by Employer in Employee’s authority, reporting relationship or responsibilities, there is a reduction by Employer in Employee’s Base Salary or Bonus target or Employee is required by Employer to relocate from the Greater Cincinnati, Ohio Area by 50 or more miles. In no event will a Constructive Termination be deemed to occur under this Agreement unless (i) the Employee notifies the

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Employer in writing of the occurrence of any event that constitutes a Constructive Termination within sixty (60) days of the occurrence of such event, (ii) the Employer does not cure such circumstances within thirty (30) days of receipt of such notice and (iii) the Employee terminates his or her employment within thirty (30) days of such failure to cure. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges and agrees that no reduction in authority, reporting relationship or responsibilities in connection with the transactions contemplated by the Merger Agreement will provide a basis for a Constructive Termination.

I. Notwithstanding any other provision in this Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by Employer (the “Accountant”)) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Employer or any affiliate to or for the benefit of Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control (as defined in the 2021 LTIP)), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 13.I. would be payable to Employee, exceeds the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee shall not exceed the amount which produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Employee, if doing so would place Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Any reduction under this Section 280G shall be applied against the payment to be made under Section 13.D.(i).

14. Code Section 409A.

A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A as separation pay, as a short-term deferral, or under any other applicable exclusion shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A. To the extent any reimbursements or in-kind benefits due Employee under this

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Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from compliance from, Code Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Code Section 409A.

B. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Employee is determined to be a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until a date that is within five days following (and not before) the six-month anniversary of the date of Employee’s termination of employment (the “Specified Employee Payment Date”) to the extent required by Code Section 409A. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

15. Assignment. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee.

16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

17. Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and signed by Employee and an authorized executive officer of Employer. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

18. Governing Law. This agreement shall be governed by the laws of the State of Ohio and, to the extent applicable, federal law.

19. Entire Agreement. This Agreement contains the entire agreement of the parties respect to its subject matter and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Employee and Employer, including, without limitation the 2021 Employment Agreement. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement other than awards to be granted under the Red Fiber Holdings, LLC Long-Term Incentive Plan (“2021 LTIP”) or a Red Fiber Holdings, LLC Business Value Award Agreement (“CBTS Sale Bonus Agreement”). For the avoidance of

Exhibit 10.32

doubt, nothing herein affects any of the parties’ rights or obligations under the Merger Agreement or any agreements entered into in connection therewith. Employee acknowledges and agrees that Employee has not relied on any oral or written promises or representations other than those explicitly stated in this Agreement. Notwithstanding anything in this Section 19 to the contrary, if the transactions contemplated by the Merger Agreement are not consummated or if Employee is not employed by Employer as of the Effective Date for any reason, this Agreement will be null and void and the 2021 Employment Agreement shall remain in full force and effect.

20. Severability. In case anyone or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

21. Successors and Assigns. Subject to the requirements of Paragraph 14 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

22. Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee’s spouse, Employee’s legal counsel and Employee’s other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the President of Employer, provided that Employee shall advise any prospective new employer of the existence of Employee’s non-competition, confidentiality and similar obligations under this Agreement. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 22 shall no longer apply to such terms.

Exhibit 10.32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first above written.

CINCINNATI BELL INC.	EMPLOYEE

By:	/s/ Leigh R. Fox	/s/ Joshua T. Duckworth
	Leigh R. Fox	Joshua T. Duckworth

Title:	President and CEO

Date:	December 1, 2021	Date:	December 1, 2021